SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2003

Newcourt Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida
(State or Other Jurisdiction of Incorporation)

001-16309 (Commission File Number)	65-0972643 (IRS Employer Identification No.)

12400 SW 134th Court, Suite 11, Miami, Florida (Address of Principal Executive Offices)	33186 (Zip Code)

(305) 971-5370
(Registrant’s Telephone Number, Including Area Code)

Item 1. Changes in Control of Registrant.

(a)  Pursuant to the terms of an Agreement for the Exchange of Securities dated as of December 30, 2002 among Newcourt Holdings, Inc., a Florida corporation (the “Company”), Quantum Pharmaceuticals, Inc., a Florida corporation (“QPI”), Engineered Plastics Industries, Inc., a Florida corporation (“EPI”) and the shareholders of each of QPI and EPI (the “Shareholders”), on May 2, 2003, the Company acquired 100% of the outstanding securities of each of QPI and EPI in exchange for 2,000,000 newly issued shares of the Company’s Series A Convertible Preferred Stock, par value $.01 per share (“Series A Preferred Stock”), and 5,399,996 newly issued shares of the Company’s common stock, par value $.001 per share, (the “Common Stock”) (the “Share Exchange”).

Until the closing of the Share Exchange, Equity Management Partners, LLC (“Equity Management”) held of record 60.19% of the issued and outstanding Common Stock. As of the closing, the ownership percentage of Equity Management decreased from 60.19% to 40.44% of the issued and outstanding Common Stock.

At the closing of the Share Exchange, the two Shareholders, Messrs. McIvan A. Jarrett and Ronald LaPrade, each acquired the right to cast 49,031,236 votes on each matter to come before the Company’s shareholders. As a result, following the closing of the Share Exchange, the combined voting power of the Shareholders represented 92.11% of the 106,459,484 votes entitled to be cast.

Until the closing of the Share Exchange, Mr. Jarrett served as a Director of the Company and its President and Treasurer. Additionally, as a managing member of Equity Management, Mr. Jarrett beneficially owned 24.07% of the issued and outstanding Common Stock. As a result of the Share Exchange, Mr. Jarrett currently is entitled to cast 50,362,474 votes on each matter that is proposed to the Company’s shareholders, which represents 47.31% of the total votes entitled to be cast.

Under the terms of the employment agreements between the Company each of Messrs. Jarrett and LaPrade, since the closing of the Share Exchange Mr. Jarrett has served as the Company’s President and Chief Executive Officer and its acting Chief Financial Officer and Mr. LaPrade has served as the Company’s Chairman of the Board of Directors and its Chief Operating Officer.

(b)  See Item 2(a) of this report.

Item 2. Acquisition or Disposition of Assets.

On May 2, 2003, upon closing of the Share Exchange, the Company acquired all the assets of each of QPI and EPI and issued a total of 2,000,000 shares of Series A Preferred Stock and 5,399,996 shares of Common Stock to the Shareholders.

QPI is engaged in the wholesale distribution of respiratory and generic medication, chemicals and other disposable ancillary products to pharmacies worldwide. QPI also separately sells vials and places machines in independent pharmacies through the marketing activities of its sales representatives. EPI designs, manufactures and distributes pharmaceutical, food-grade, disposable plastic vials, which represents approximately 85% of its activities. The remaining 15% is comprised of ancillary filling and sealing machines that EPI designs, fabricates, assembles and sells or rents to pharmacies and other licensed providers of respiratory medicines.

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The Company intends to continue to use the assets of QPI and EPI as they have been used to date in the combined business of the two companies.

Before the closing of the Share Exchange, McIvan A. Jarrett, one of the two shareholders of each of QPI and EPI, each of whom held 50% of the then outstanding capital stock of each entity, served as the President and Treasurer and a Director of the Company. Mr. Jarrett was also the beneficial owner of a majority of the Company’s outstanding voting stock. For more information regarding the relationship of Mr. Jarrett to the Company and each of QPI and EPI, see Item 1(a) of this report.

Item 7. Financial Statements and Exhibits.

(a)  Financial Statements of Businesses Acquired.

The required financial statements of the acquired businesses are not included herein but will be filed by an amendment to this Form 8-K within sixty (60) days from May 19, 2003.

(b) Pro Forma Financial Information.

The required pro forma financial information is not included herein but will be filed by an amendment to this Form 8-K within sixty (60) days from May 19, 2003.

(c)  Exhibits.

Exhibit	Exhibit Description

*2.1	Agreement for Exchange of Securities (the “Exchange Agreement”) dated as of December 30, 2002 among Newcourt Holdings, Inc., Quantum Pharmaceuticals, Inc. (“QPI”), Engineered Plastics Industries, Inc. (“EPI”) and the shareholders of each of QPI and EPI. Schedules and exhibits to the Exchange Agreement will be provided to the Commission upon request.

*3.1(i)	Second Amended and Restated Articles of Incorporation of Newcourt Holdings, Inc. filed with the Florida Secretary of State on May 1, 2003.

*10.1	Shareholders’ Agreement of Newcourt Holdings, Inc. and Subsidiaries dated as of December 30, 2002 among Newcourt Holdings, Inc. and McIvan A Jarrett and Ronald LaPrade.

*10.2	Registration Rights Agreement dated as of December 30, 2002 among Newcourt Holdings, Inc. and the persons listed on Schedule A thereto.

*10.3	Employment Agreement effective as of May 2, 2003 between Newcourt Holdings, Inc. and McIvan Jarrett.

*10.4	Employment Agreement effective as of May 2, 2003 between Newcourt Holdings, Inc. and Ronald LaPrade.

*	Incorporated into this report by reference to the Quarterly Report on Form 10-QSB filed with the Commission on May 15, 2003.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Newcourt Holdings, Inc.

By: /s/ McIvan A. Jarrett

McIvan A. Jarrett Chairman of the Board of Directors, President and Treasurer

Date: May 19, 2003

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